Exhibit 10.19

OPTION SURRENDER AGREEMENT

TO:            CALIFORNIA GOLD CORP. (THE “COMPANY”)

RE:             SURRENDER OF OPTIONS

The undersigned holder of non-qualified stock options (the “Company Options”) to acquire shares of common stock of the Company, par value $0.001, granted pursuant to the 2007 Stock Option Plan (the “Plan”), agrees to surrender each Company Option set forth on Exhibit A hereto (the “Surrendered Options”). The undersigned has determined to surrender the Surrendered Options, each of which has an exercise price substantially greater than the current trading price of the Company’s common stock, in order to assist the Company in attracting and retaining talented executives and employees in the future.

Without requiring any further action on the part of the undersigned, and notwithstanding any terms of the grant agreement(s) evidencing the Surrendered Options (the “Grant Agreement”) to the contrary, the undersigned hereby irrevocably elects to surrender the Surrendered Options immediately upon the execution of this agreement by the undersigned.

In connection with the surrender of the Surrendered Options, the undersigned represents and warrants to the Company that (a) he is the beneficial and registered owner of the Surrendered Options, which are free and clear of all liens, charges, encumbrances and any other rights of others; (b) he has good and sufficient power, authority and right to enter into and deliver this agreement and to transfer the legal and beneficial title and ownership of the Surrendered Options to the Company, free and clear of all liens, charges and encumbrances; (c) he has duly executed and delivered this agreement and it constitutes a valid and legally binding obligation on him or her, enforceable against him in accordance with its terms; (d) there is no contract, option or any other right of another binding upon or which at any time in the future may become binding upon him to sell, transfer, assign, pledge, charge, mortgage or in any other way dispose of or encumber any of the Surrendered Options other than pursuant to the terms of this agreement; and (e) the undersigned has not been promised, nor has he received nor will he receive, any cash or any grants of equity awards relating to shares of Company common stock in exchange or consideration for the surrender of the Surrendered Options.

In the event of a conflict between the terms of this agreement and the Plan or the applicable Grant Agreement, the provisions of this agreement shall control.

The undersigned acknowledges that he or she has read this agreement, understands it and voluntarily accepts its terms. The undersigned further acknowledges that this agreement is executed voluntarily and without any duress or undue influence on the part of or on behalf of the Company.

This agreement shall be governed and construed in accordance with the laws of the State of New York, without regard to conflicts of laws thereof. This agreement may be executed in counterparts, each of which shall be an original, with the same effect as if the signatures affixed thereto were upon the same instrument.

This agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, permitted assigns and legal representatives.

DATED as of the 7th day of November, 2013. _____________________________ [Name of Option Holder]	CALIFORNIA GOLD CORP. _____________________________ James D. Davidson Chief Executive Officer Accepted by the Company on this 7th day of November, 2013.

EXHIBIT A

SURRENDERED OPTIONS

Date of Grant	Number	Exercise Price
$0.09/share

Schedule of Persons who Surrendered Options

Name	Number of Options Surrendered
Michael Baybak	2,000,000
James D. Davidson	1,000,000
George Duggan	1,000,000
Barry Honig	2,000,000
Ed Karr	2,000,000
Feliciano Leon	1,000,000
Rob Rainer	1,000,000
Total	10,000,000